JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the parties named below agree to the joint filing on behalf of each them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock of Rise Gold Corp., a Nevada corporation, and further agree that this Joint Filing Agreement be included as Exhibit “A” to such Schedule 13D. In evidence thereof, the undersigned hereby execute this agreement this 29th day of September, 2023.

Myrmikan Gold Fund, LLC

By: /s/ Daniel Oliver Jr

Manager of Myrmikan

Capital, LLC

Myrmikan Capital, LLC

By: /s/ Daniel Oliver Jr

Manager

/s/ Daniel Oliver Jr

Daniel Oliver Jr